Samaritan’s Novel Blood Test to Diagnose Alzheimer’s is Granted Patent by European Patent Office

LAS VEGAS, August 14, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals, Inc. (AMEX:LIV — News), a developer of innovative drugs, is pleased to announce that a patent application entitled “NEUROSTEROIDS AS MARKERS FOR ALZHEIMER’S DISEASE” has been granted by the European Patent Office (EPO). The patent protects the invention of a quick and simple blood test that is capable of predicting and leading to an early diagnosis of the mind-robbing disease of Alzheimer’s. The novel innovation presents DHEA as the biological marker to detect Alzheimer’s and other neurodegenerative diseases.

In its earliest stage, an Alzheimer’s diagnosis can be extremely difficult. This promising diagnostic gives a physician the ability to

•	Confidently Diagnose Alzheimer’s

•	Predict the Effectiveness of Current Medical Treatments

•	Encourage and Reduce the Fear of Early Diagnosis

•	Facilitate Earlier Treatments to Delay Memory Loss

The European patent is an examined document, and is enforceable as a patent and is effective as European Patent No. 1254251 when it’s published in the 15 August 2007 European Patent Bulletin. Samaritan is planning to take the appropriate steps to fulfill patent registration requirements in the following European countries: Austria, Belgium, Switzerland, Liechtenstein, Germany, Spain, France, Great Britain, Ireland, Italy, the Netherlands, and Sweden.

Samaritan has exclusively licensed this patent from Georgetown University.

See peer reviewed journal publications: http://www.samaritanpharma.com/publications_and_patents.asp

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is a life science company focused on commercializing its pipeline of innovative drugs to relieve the suffering of patients with Alzheimer’s, cancer, heart disease, and infectious disease. Samaritan’s business strategy is to partner drug candidates in its pipeline after Phase II (proof of concept) human studies. Samaritan has executed its first partnering agreement with Pharmaplaz, Ireland for its PII, HIV drug SP-01A. In addition, Samaritan’s sales arm has acquired the marketing and sales rights to sell ten revenue-generating products in Greece and various Eastern European countries.

Website, http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news and events.

The Samaritan Pharmaceuticals Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2670

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com